Exhibit 99.1

Royal Gold Announces Voluntary Delisting

From Toronto Stock Exchange

DENVER, COLORADO. JUNE 21, 2016:  ROYAL GOLD, INC.  (NASDAQ:RGLD; TSX: RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) today announced that it applied to voluntarily delist its common stock from the Toronto Stock Exchange (“TSX”) in Canada. Effective at the close of markets on July 8, 2016, the Company’s shares will no longer be traded on the TSX, but will continue to trade on the NASDAQ Stock Exchange (“NASDAQ”) under the symbol “RGLD.” Canadian stockholders may continue trading their shares on NASDAQ.

The Company believes that the low trading volume of its shares on the TSX over a long period does not justify the financial and administrative costs associated with maintaining a dual listing.

The TSX has neither approved nor disapproved the information contained herein.

About Royal Gold

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams and similar production based interests.  The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and until July 8, 2016, on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517